SECURITIES AND EXCHANGE COMMISSION

                     Washington, D.C.  20549




                            FORM 8-K

                         CURRENT REPORT





             Pursuant to Section 13 or 15(d) of the
                 Securities Exchange Act of 1934


                Date of Report: November 22, 1996




                PACIFIC GAS AND ELECTRIC COMPANY
     (Exact name of registrant as specified in its charter)



California                    1-2348              94-0742640

(State or other juris-      (Commission         (IRS Employer
diction of incorporation)   File Number)   Identification Number)

77 Beale Street, P.O. Box 770000, San Francisco, California 94177
       (Address of principal executive offices) (Zip Code)




Registrant's telephone number, including area code:(415) 973-7000






Item 5.  Other Events

Acquisitions and Dispositions

     1.  Energy Source

On November 18, 1996, Pacific Gas and Electric Company's (PG&E) wholly owned subsidiary, Pacific Gas Transmission Company (PGT), announced that it had signed an agreement to purchase the gas marketing operations of Edisto Resources Corporation (Edisto). The agreement calls for PGT to acquire substantially all the assets of Edisto's gas marketing subsidiaries, known jointly as "Energy Source." The purchase price is approximately $28 million in cash, subject to adjustment after closing of the purchase for the adjusted net income or loss of Energy Source between August 1, 1996, and the closing date. The purchase is expected to close before December 31, 1996, subject to fulfillment of certain customary closing conditions.

Energy Source has offices in Houston, Calgary, Tulsa, Pittsburgh and New York, with a customer base in the Northeast and Midwest regions of the United States.

     2.  Acquisition of Teco Pipeline Company

PGT and the owners of Teco Pipeline Company (Teco) in Texas announced on November 19, 1996, that they have signed a definitive agreement and plan of merger for the acquisition of Teco and its subsidiaries. It is currently expected that before the closing of the acquisition, the agreement will be assigned to PG&E's parent holding company, which will be formed as part of a corporate restructuring expected to occur on or about January 1, 1997. The cost of the acquisition will be approximately $380 million, consisting of the purchase of an intercompany note from Teco to its corporate parent of approximately $60 million and approximately 13.5 million shares (based on the current market price of PG&E stock) of PG&E's parent holding company stock. The number of shares of stock ultimately issued will vary depending on the price of PG&E's parent holding company stock at the time the acquisition closes. The Teco acquisition is expected to close by January 31, 1997.

Teco is an owner of the 500-mile Waha-to-Katy natural gas pipeline system in Texas. Teco also has investments in gas gathering and processing facilities, and owns a gas marketing company in Houston. Teco is currently owned primarily by privately held TRT Holdings, Inc., of Corpus Christi, Texas.



     3.  Sale of International Generating Company, Ltd.

On November 22, 1996, PG&E Enterprises (Enterprises), a wholly owned subsidiary of PG&E, announced that it had reached agreement to sell its interest in International Generating Company, Ltd. (InterGen) to Bechtel Enterprises, Inc. (Bechtel). InterGen was formed in early 1995 by Enterprises and Bechtel to develop, finance, own and operate electric power plants outside the U.S. and Canada.

PG&E expects to realize an after-tax gain of approximately $70 million, or 17 cents per share, from the sale, plus possible additional amounts contingent on the closing of InterGen projects. Completion of the sale is conditioned on the receipt of third party consents and is expected before March 1, 1997.

In announcing the sale, PG&E indicated that, while power generation projects will continue to be an element of PG&E's overall investment mix, it has refined its international strategy to focus on a smaller set of countries where it will participate in multiple energy businesses with a focus on end-use energy customers. Enterprises and Bechtel will continue to own and manage U.S. Generating Company, a supplier of electric power in the United States since 1989.



                              PACIFIC GAS AND ELECTRIC COMPANY



                                 BRUCE R. WORTHINGTON
                              By ________________________________
                                 BRUCE R. WORTHINGTON
                                 Senior Vice President and
                                 General Counsel

Dated: November 22, 1996